Exhibit B-2(f)


                    SUPPLEMENTAL INSTRUCTIONS
                           PURSUANT TO
                         TRUST AGREEMENT
                     OF RIVER FUEL TRUST #2
                     DATED JANUARY 27, 1989

                                        No. 1999-2

     These Supplemental Instructions are given pursuant to the Trust Agreement, dated as of January 27, 1989 (the "Trust Agreement"), among The Chase Manhattan Bank (as successor to Morgan Guaranty Trust Company of New York), as Trustor, United States Trust Company of New York, as Trustee, and Entergy Louisiana, Inc., as Beneficiary, under which River Fuel Trust #2 (the "Trust") was formed.

     WHEREAS, the Trust Agreement contemplates the delivery by the Beneficiary to and acceptance by the Trustee of Supplemental Instructions with respect to the execution and delivery of agreements, acceptance of assignments of agreements or rights, acquisitions of properties and entering into certain transactions by River Fuel Company #2, Inc., a Delaware corporation (the "Corporation"), all of the capital stock of which is owned by the Trust, in accordance with lawful requests of the Beneficiary; and

     WHEREAS,  the  Beneficiary now desires to give  Supplemental
Instructions to the Trustee as herein set forth:

     NOW, THEREFORE, the Beneficiary hereby gives, and the Trustee by its signature hereto hereby accepts, the following
Supplemental Instructions:

     Section   1.   Definitions.   For  the  purpose   of   these
Supplemental Instructions, the capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Trust Agreement.

     Section 2. Authorization and Direction to Use Best Efforts to Cause the Corporation to Accept and/or Execute Documents or Rights. The Trustee is authorized and directed, in the name and on behalf of the Trust, to use its best efforts to cause the Corporation to execute and deliver, and to cause the Corporation to perform its duties and obligations under:

     (a)  The Amended and Restated Credit Agreement, dated as  of
          November  19, 1999 (the "Credit Agreement"), among  the
          Corporation,  The  Bank of New  York  and  the  various
          Lenders parties thereto;

     (b)  The Depositary Agreement, dated as of November 19, 1999
          (the  "Depositary  Agreement"), among the  Corporation,
          The Chase Manhattan Bank and The Bank of New York; and

     (c)  All   agreements,  certificates  and  other   documents
          necessary  or desirable in connection with  the  Credit
          Agreement and the Depositary Agreement.

     Section 3. Confirmation of Trust. The Trustee hereby confirms by its execution hereof that the declaration of trust embodied in Section 3 of the Trust Agreement shall apply fully to all rights, estates, properties, assets, payments or proceeds received or obtained by the Trustee pursuant to these Supplemental Instructions, all of which constitute part of the Trust Estate.

     Section            4.            Other           Provisions.
Except as herein expressly provided, all of the terms and provisions of the Trust Agreement shall as nearly as may be practicable apply to all rights and obligations obtained or incurred by the Trustee or the Corporation pursuant to these Supplemental Instructions.

     IN WITNESS WHEREOF, the parties hereto have executed these Supplemental Instructions on the day and year first below written.

Dated:    November 19, 1999


                                    ENTERGY LOUISIANA, INC.


                                    By:________________________
                                        Name: Steven C. McNeal
                                        Title: Vice President and Treasurer


ACCEPTED:

UNITED STATES TRUST COMPANY
   OF NEW YORK, as Trustee


By:
  Name:
  Title: